UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

ARNO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer
Identification No.)

200 Route 31 North, Suite 104

Flemington, NJ 08822

(Address of principal executive offices and Zip Code)

(862) 703-7170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to 2005 Stock Option Plan

On October 7, 2013, the Board of Directors (the “Board”) of Arno Therapeutics, Inc. (the “Company”) adopted an amendment to the Company’s 2005 Stock Option Plan, as amended (the “2005 Plan”) that increases the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) from 7,562,210 to 89,242,366.

Management Stock Option Awards

On October 7, 2013, the Board authorized the Company to grant 10-year stock options under the 2005 Plan to each of Glenn Mattes, the Company’s President and Chief Executive Officer, Alexander Zukiwski, M.D., the Company’s Chief Medical Officer, and Stefan Proniuk, the Company’s Vice President, Product Development, to purchase 5.5%, 4.5% and 0.65%, respectively, of the number of shares issued by the Company upon the conversion of its outstanding 8% Unsecured Convertible Debentures (the “Debentures”), which grants shall be effective as the Debentures are converted by the holders thereof into shares of Common Stock (the “Management Options”). The right to purchase the shares subject to the Management Options will vest in 36 equal monthly installments commencing on the first month anniversary of the date of grant and continuing each month thereafter until fully vested, provided that such vesting shall accelerate upon a “change of control” of the Company, as such term is defined under the 2005 Plan (but excluding any transaction conducted primarily for purposes of raising capital). The exercise price of the Management Options will be equal to the fair market value of the Common Stock on the date of grant. Assuming all of the Debentures were converted as of October 7, 2013, the total number of shares subject to the Management Options to be granted to Mr. Mattes, Dr. Zukiwski and Dr. Proniuk would be approximately 2.82 million, 2.29 million and 0.43 million shares, respectively.

Non-Employee Director Compensation

On October 7, 2013, the Board approved and adopted a standard compensation plan applicable to its non-employee directors (the “Director Compensation Plan”), a summary of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. The Director Compensation Plan provides for a combination of cash and equity compensation payable to non-employee directors.

Further, on such date and in accordance with the Director Compensation Plan, the Board authorized grants under the 2005 Plan to each non-employee director, to be effective on the trading day following the Company’s announcement of its next equity financing, of 10-year stock options to purchase a number of shares of Common Stock equal to 0.10% of the then outstanding shares of Common Stock determined on a fully-diluted basis (i.e., assuming the issuance of all shares issuable upon the exercise or conversion of the Company’s outstanding options, warrants or other rights to acquire Common Stock, but excluding all shares reserved for issuance under the 2005 Plan (“Fully-Diluted Basis”)); provided, that the Company’s Chairman of the Board shall instead be granted a stock option to purchase 0.20% of the outstanding shares of Common Stock determined on a Fully-Diluted Basis (the “Director Options”). The Director Options will have an exercise price equal to the fair market value of the Common Stock as of the grant date and will be subject to such other terms and conditions as described under paragraph 2(c) of the Director Compensation Plan.

In addition to the Director Options described above, the Board authorized a grant under the 2005 Plan of a10-year stock option to Arie Belldegrun, M.D., the Company’s Chairman of the Board, to purchase a number of shares of Common Stock equal to 5.0% of the shares of Common Stock outstanding on the effective date of such grant, determined on a Fully-Diluted Basis. As with the Director Options described above, the stock option to be granted to Dr. Belldegrun will be effective on the first trading day following the Company’s announcement of its next equity financing, and will otherwise have such other terms and conditions applicable to the Director Options.

In addition to the Director Options, on October 7, 2013, the Board authorized a grant under the 2005 Plan of a10-year stock option to Steven B. Ruchefsky, a director of the Company, to purchase a number of shares of Common Stock equal to 0.20% of the shares of Common Stock outstanding on the effective date of such grant, determined on a Fully-Diluted Basis. As with the Director Options described above, such stock option (the “Initial Ruchefsky Option”) will be effective on the first trading day following the Company’s announcement of its next equity financing, and will otherwise have such terms and conditions applicable to the Director Options. In addition, on each of the first and second anniversaries of the grant of the Initial Ruchefsky Option, and subject to his continued service as a director, the Board authorized the Company to grant additional 10-year stock options under the 2005 Plan to Mr. Ruchefsky to purchase a number of shares of Common Stock equal to 0.20% and 0.10%, respectively, of the then outstanding shares of Common Stock determined on a Fully-Diluted Basis. Each of the stock options to be granted to Mr. Ruchefsky shall vest and become exercisable in 36 equal monthly installments commencing on the first month anniversary of the applicable grant date, shall be exercisable at the then fair market value of the Common Stock (as determined in accordance with the Company’s stock option pricing policy in effect on the date of grant), and shall vest and become exercisable upon a change of control of the Company.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Summary of Non-Employee Director Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2013

Arno Therapeutics, Inc.

By:	/s/ Glenn R. Mattes
Glenn R. Mattes
President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description
10.1	Summary of Non-Employee Director Compensation Plan.

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